Exhibit 99

 Acres Gaming Announces Agreement to License Bonusing Technology to IGT, Settle
                            Wheel of Gold Litigation

     LAS VEGAS (April 24, 2003)-Acres Gaming Incorporated (Nasdaq: AGAM) today reported that it has entered into agreements to license certain of its bonusing patents to International Game Technology (IGT) and to settle outstanding litigation over the Wheel of Gold(TM) patents currently pending in U.S. District Courts in Nevada and Oregon.

     With respect to IGT's licensing of certain Acres' Bonus patents, IGT will pay a royalty advance of $10,000,000 to Acres for these patents as well as other licensing fees. The Acres Bonus patent technology will be utilized by IGT in its wide-area and recurring revenue products. In addition, Acres and IGT will cooperate on the development of new features to be integrated into certain IGT slot machine models and will share in the revenue from such features.

     With respect to the settlement of the patent litigation, the agreements provide that Acres relinquishes all claims to Anchor's Wheel of Gold(TM) patents, acknowledges their scope and validity, and stipulates to the dismissal of its claims currently pending in US District Court in Oregon. Acres will also assign all rights it may have in the Wheel of Gold(TM) patents to Anchor Coin.

     About Acres Gaming

     Acres Gaming Incorporated is a software development company serving the worldwide gaming industry. Acres provides bonusing and cashless gaming products as well as a full suite of integrated casino management systems via its Acres Bonusing(TM), Acres Cashless, and Acres Advantage(TM) product lines. Acres' patented technology enables casino operators to increase patron loyalty by differentiating their properties in an increasingly competitive environment.

     The Company's products provide the tools that increase player enjoyment and satisfaction while improving operational efficiency and property profitability. Detailed descriptions of the promotions made available by Acres Bonusing as well as other products offered by Acres, are available at the Company's Web site, www.acresgaming.com. The Company was founded in 1992 and has offices in Las Vegas, NV and Corvallis, OR.

     The discussion in this press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended). Forward-looking statements involve risks and uncertainties and various factors could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements relate to payments to be made by IGT, the business opportunities available to the Company and integration of bonusing system features developed by Acres into IGT gaming platforms. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: IGT's failure to proceed with the settlement, changes in federal or state laws or the administration of such laws, the Company's development of bonusing system features for IGT gaming platforms and integration of such systems by IGT and other risks detailed from time to time in the Company's SEC reports including the report on Form 10-K for the year ended June 30, 2002. Actual results may differ materially from the forward-looking statements.